EXHIBIT 10.27
                        SUBSCRIPTION AGREEMENT


          This SUBSCRIPTION AGREEMENT (the "Agreement") is made and entered as of this 17th day of October, 1995, by and among PROMUS HOTELS, INC. ("Promus"), a Delaware corporation, FELCOR SUITE HOTELS, INC. (the "Company"), a Maryland corporation, and FELCOR SUITES LIMITED PARTNERSHIP (the "Partnership"), a Delaware limited partnership.

                                RECITALS

     A. Promus owns, operates and franchises hotels under the trademark and service mark Embassy Suites ("Embassy Suites hotels").

     B. The Company owns an approximate 82.8% general partner interest in the Partnership, which currently owns interests in thirteen Embassy Suites hotels, all of which hotels are leased by the Partnership to DJONT Operations, L.L.C. (the "Lessee").

     C. All of the Embassy Suites hotels currently owned by the Partnership are operated by the Lessee under franchise licenses from Promus pursuant to franchise license agreements between the Lessee and Promus, and twelve of the Embassy Suites hotels currently owned by the Partnership are managed on behalf of the Lessee by Promus pursuant to management agreements between the Lessee and Promus.

     D. As of September 19, 1995, Felcor/CSS Holdings, L.P. and PFS Ventures, Inc. ("FelCor") entered into documents (as in effect on such date and without regard to any subsequent amendments or modifications thereto, the "Acquisition Documents") regarding the acquisition by FelCor of fee ownership of thirteen Crown Sterling hotels, ground leases in three Crown Sterling hotels, general and limited partnership interests in the LAX and Mandalay Crown Sterling hotels (the "Partnership Interests"), the Crown Sterling trademark and related intellectual property and all management and license agreements with respect to Crown Sterling (collectively the "Crown Sterling Hotel Chain"). The acquisition contemplated by the Acquisition Documents is intended to be closed in two or more phases. At a closing anticipated for November 15, 1995 (the "First Crown Sterling Closing"), it is contemplated that FelCor will acquire up to seven Crown Sterling hotels, the Partnership Interests, the Crown Sterling trademark and related intellectual property, and the management and license agreements relating to such hotels. It is contemplated that FelCor will acquire the remaining Crown Sterling hotels and the remainder of the Crown Sterling Hotel Chain at a second closing (the "Second Crown Sterling Closing") anticipated for January 3, 1996, but extendible to a date not later than February 15, 1996.

     E. The Company intends to undertake a public offering of its common stock, $0.01 par value (the "Common Stock") pursuant to a registration statement to be filed with the Securities and Exchange Commission on or shortly after October 18, 1995 (the "Public Offering"), all of the proceeds of which will be contributed by the Company to the Partnership for use by the Partnership, in part, to complete the acquisition by FelCor contemplated by the Acquisition Documents. Concurrently with the Public Offering, Promus shall purchase Common Stock in the amount of Twenty-Five Million Dollars ($25,000,000), at a per share price equal to the per share price at which shares of Common Stock are sold in the Public Offering, pursuant to the same registration statement in a concurrent offering (the "Promus Offering").

     F. Also in connection with the acquisition contemplated by the Acquisition Documents and certain other acquisitions as set forth herein, Promus has agreed to subscribe for the purchase of up to Twenty-Five Million Dollars ($25,000,000) in Common Stock and/or units of limited partner interest of the Partnership (the "Units") upon the terms outlined in this Agreement (the "Crown Sterling Subscription"). Subject to the terms and conditions set forth in this Agreement, the aggregate amount committed by Promus in connection with the Promus Offering and the Crown Sterling Subscription shall be up to Fifty Million Dollars ($50,000,000), subject to compliance with applicable law.

     G. The parties to this Agreement agree that Promus will have the right to sell to the public any Common Stock and/or Units received in the Promus Offering and/or pursuant to the Crown Sterling Subscription at any time following one year from the date of first issuance of said Common Stock and/or Units to Promus.

                            AGREEMENT

          NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

          1.   Terms of Subscription

                     (a)  Promus Offering.  Promus hereby
                subscribes for and agrees to consummate the Promus Offering at the purchase price determined in accordance with Section 2 below.

                     (b)  Crown Sterling Subscription.  Promus
                hereby subscribes for and agrees to purchase, from time to time, Common Sock and/or Units in consummation of the Crown Sterling Subscription, subject to the limitations set forth in Section 1(e) below, at the purchase price determined in accordance with Section 2 below. The Crown Sterling Subscription shall consist exclusively of Common Stock unless, at the time of any incremental purchase (each a "Crown Sterling Incremental Purchase"), Promus owns the maximum amount of Common Stock (the "Limit") permitted under the charter of the Company and no waiver of such Limit can be made without jeopardizing the Company's REIT status.

                     (c)  Units.  Any Crown Sterling Incremental
                Purchase which, if consisting exclusively of Common Stock, would result in Promus owning an amount of Common Stock in excess of the Limit shall consist of (i) in those instances where, prior to undertaking the Crown Sterling Incremental Purchase in question, Promus did not own an amount of Common Stock equal to or in excess of the Limit, (A) Common Stock up to and until such point as Promus owns the Limit of Common Stock and (B) Units in sufficient number to satisfy any difference between the dollar amount of such Crown Sterling Incremental Purchase and the dollar amount of Common Stock received by Promus pursuant to clause
                (A) above, or (ii) in those instances where, prior to undertaking the Crown Sterling Incremental

                Purchase in question, Promus owns an amount of Common Stock equal to or in excess of the Limit, Units exclusively. To the extent that any provision of the charter of the Company would restrict the amount of Common Stock which Promus could acquire, the Company agrees to waive such restriction so long as its REIT status would not be jeopardized as a result of such waiver.

                     (d) Redemption of Units. Each Unit shall be redeemable by Promus, at any time following one year after the date of first issuance of such Units pursuant to this Section 1 for one share of Common Stock, subject only to the restrictions contained in Section 7.5 of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 25, 1994 (as in effect as of the date of this Agreement and without regard to any subsequent amendments or modifications thereto, the "Partnership Agreement"); provided, that if Promus would be subject to the recovery of profits under
                Section 16(b) of the Securities Exchange Act of 1934, as amended, with respect to the redemption of such Units for cash, the Partnership shall not satisfy such redemption in whole or in part with cash without the prior consent of Promus.

                     (e) Limitations. Promus' agreement herein to purchase Common Stock and/or Units in the Crown Sterling Subscription, the proceeds of which are to be used by the Partnership to complete the acquisition by FelCor pursuant to the Acquisition Documents shall not exceed at any time the amount (the "Aggregate Subscription Limit") by which the Closed Hotel Amount (as hereinafter defined) exceeds Twenty-Five Million Dollars ($25,000,000). The "Closed Hotel Amount" shall equal Fifty Million Dollars ($50,000,000) times a fraction, the numerator of which is the sum of the Allocated Purchase Price (as set forth on Exhibit A hereto) for all hotels the purchase of which has been closed pursuant to the Acquisition Documents, and the denominator of which shall equal Four Hundred Eighty-Five Million Five Hundred Thirty-Eight Thousand Seven dollars ($485,538,007). The difference between the Aggregate Subscription Limit and Twenty Five Million Dollars ($25,000,000) shall be available for purchases of Qualifying Hotels, as defined in, and pursuant to the terms and conditions of, that certain Subscription Agreement, dated as of May 3, 1995 by and among Embassy Suites, Inc., the Company and the Partnership (the "Prior Subscription Agreement") as though such terms and conditions of the Prior Subscription Agreement were set forth herein, and in no event shall the amount of Common Stock and/or Units purchased by Promus hereunder (other than pursuant to the Promus Offering) exceed Twenty Five Million Dollars ($25,000,000).

                     (f)  Sale.  Subject to Section 8(d) hereof,
                Promus may not sell to the public any Common Stock and/or Units received in the Promus Offering, pursuant to the Crown Sterling Subscription or upon redemption of such Units until at least one year following the date of first issuance of said Common Stock and/or Units.

          2. Purchase Price. The purchase price for each share of Common Stock and each Unit acquired hereunder (the "Crown Sterling Purchase Price") shall be equal to the public offering price per share at which shares of Common Stock are sold in the Public
Offering.

          3. Conditions to Purchase. The following shall be conditions precedent to the obligation of Promus to purchase Common Stock and/or Units in connection with the Crown Sterling
Subscription:

                     (a)  FelCor shall have made a formal request
                upon Promus in connection with either (i) the First Crown Sterling Closing, (ii) the Second Crown Sterling Closing, (iii) an interim closing of the purchase by FelCor of interests in one or more Crown Sterling hotels pursuant to the Acquisition Documents or (iv) following the date on which a minimum of fourteen (14) of the hotels listed on Exhibit A have been acquired pursuant to the Acquisition Documents, the purchase of any other Qualifying Hotel.

                     (b) With respect to acquisitions pursuant to the Acquisition Documents, any request for a Crown Sterling Incremental Purchase from the Company shall be for an amount which, when aggregated with all amounts previously purchased hereunder, shall not exceed the Aggregate Subscription Limit. No request hereunder shall, when aggregated with all amounts previously subscribed hereunder, exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate.

          4. Purchase Closings. In connection with the Crown Sterling Subscription, Promus shall pay to the Partnership, by wire transfer or by certified or bank cashier's check, amounts as designated by the Partnership from time to time, the aggregate amount not to exceed the Aggregate Subscription Limit with respect to the acquisition pursuant to the Acquisition Documents, and Twenty Five Million Dollars ($25,000,000) in the aggregate. In connection with each Crown Sterling Incremental Purchase, the Partnership shall issue to Promus one or more certificates representing the whole number of shares of Common Stock and/or Units, as provided in Section 1 hereof, equal to the quotient of
(i) the amount paid by Promus to the Partnership in connection with such incremental purchase divided by (ii) the Crown Sterling Purchase Price. The Partnership shall not be required to issue fractional shares of Common Stock or Units in connection with such incremental purchase and, in lieu thereof, the Partnership shall refund to Promus the cash amount represented by the fractional share of Common Stock or Unit based upon the Crown Sterling Purchase Price.

          5. Term. Promus' obligations in connection with the Crown Sterling Subscription shall terminate (a) upon the earliest to occur of (i) the date that Promus shall have completed its subscription obligation in connection with the Crown Sterling Subscription, (ii) delivery of written notice to Promus that the Partnership has terminated Promus' obligation in connection with the Crown Sterling Subscription and (iii) with respect to hotels acquired pursuant to the Acquisition Documents, the date on which the final Crown Sterling Closing occurs, but not later than March 31, 1996, and (b) with respect to any other Qualifying Hotels, June 30, 1996.

          6. Representations and Warranties of Promus. Promus hereby represents and warrants to the Company and the Partnership as follows:

                     (a)  The execution, delivery and performance
                of this Agreement by Promus has been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Promus, enforceable in accordance with its terms.

                     (b)  It is familiar with the business and
                financial condition of the Company and the Partnership, and is not relying upon any representations made to it by the Company, the Partnership or any of the officers, employees or agents of either of them that are not contained herein.

                     (c)  It is aware of the risks involved in
                making an investment in the Common Stock and in the Units. It has had an opportunity to ask questions of, and to receive answers from, the Partnership and the Company, or a person or persons authorized to act on their behalf, concerning the terms and conditions of this investment. Promus confirms that all documents, records and books pertaining to its investment in the Partnership that have been requested by it have been made available or delivered to it prior to the date hereof.

                     (d)  It understands that neither the Common
                Stock nor the Units to be issued pursuant to the Crown Sterling Subscription have been registered under the Securities Act of 1933, as amended, or any state securities acts, and are instead being offered and sold in reliance on an exemption from such registration requirements. The Common Stock and Units for which Promus hereby subscribes are being acquired solely for its own account, for investment, and are not being purchased with a view to, or for resale in connection with, any distribution, subdivision or fractionalization thereof, in violation of such laws and Promus has no present intention to enter into any contract, undertaking, agreement or arrangement with respect to any such resale.

                     (e) It is an accredited investor as that term is defined in Rule 501 and Regulation D of the Securities Act of 1933, as amended.

          The foregoing representations and warranties are true and accurate as of the date hereof and shall be true and accurate as of the date of each incremental purchase pursuant to the terms of this Agreement. If in any respect such representations and warranties shall not be true and accurate as of any such incremental purchase, Promus shall give written notice of such fact to the Company and the Partnership prior to such purchase, specifying which representations and warranties are not true and accurate and the reasons therefor.

          7. Representations and Warranties of the Company and the Partnership. Each of the Company and the Partnership hereby jointly and severally represents and warrants to Promus that the representations and warranties set forth in Exhibit B attached hereto and by this reference incorporated herein shall be true and correct in all material respects as of the date of the consummation of the Public Offering, and each of the Company and the Partnership further jointly and severally represents and warrants to Promus as follows:

                     (a) The Company and the Partnership each have full legal right, power and authority to enter into this Agreement and the registration rights agreement referred to in Section 8 hereof, and to consummate the transactions contemplated herein and therein. This Agreement has been, and the registration rights agreement referred to in
                Section 8 hereof will be, duly authorized by all necessary corporate and partnership action, and each will constitute the valid and binding obligation of each of the Company and the Partnership, enforceable in accordance with their respective terms. The Partnership Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

                     (b)  Units, when issued to Promus, will have
                been duly and validly authorized and issued, free of any preemptive or similar rights, and be fully paid and nonassessable, without any obligation to restore capital except as required by the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). As a holder thereof, Promus shall be admitted as a limited partner of the Partnership entitled to all of the rights and protections of limited partners under the Delaware Act and the provisions of the Partnership Agreement, with the same rights, preferences and privileges as all existing limited partners on a pari passu basis. The Common Stock has been validly authorized and, when issued to Promus, will be duly and validly issued, fully paid, nonassessable and free of preemptive or similar rights. Authorized and unissued shares of Common Stock sufficient to satisfy the Company's obligation to issue such shares to Promus upon redemption of Units shall at all times be reserved by the Company, and the Company shall take no action to prevent the redemption of the Units by virtue of Section 7.5(c)(v) of the Partnership Agreement.

                     (c)  Assuming the accuracy of the
                representations of Promus set forth in Section 6 hereof, (i) the Common Stock and Units will have been issued, offered and sold to Promus in compliance with all applicable laws (including, without limitation, federal and state securities laws), (ii) any share of Common Stock issued to Promus, either in connection with an incremental purchase pursuant to the terms of this Agreement or upon redemption of Units so received, shall have been issued, offered and sold in compliance with all applicable laws (including, without limitation, federal and state securities laws) and (iii) each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental agency or body necessary for the valid authorization, issuance, sale and delivery of any Common Stock or Units to Promus, the valid authorization, issuance, sale and delivery of such shares upon redemption of the Units, the execution, delivery and performance of this Agreement and the registration rights agreement referred to in Section 8 hereof and the consummation by the Company and the Partnership of the transactions contemplated hereby and thereby has been made or obtained and is in full force and effect.

                     (d)  Neither the issuance, sale and delivery
                to Promus by the Partnership of the Units, nor the issuance, sale and delivery to Promus by the Company of the Common Stock directly or upon redemption of the Units, nor the execution, delivery and performance of this Agreement and the registration rights agreement referred to in
                Section 8 hereof, nor the consummation of the transactions contemplated hereby or thereby by the Company or the Partnership, as applicable, will conflict with or result in a breach or violation of any of the terms and provisions of, or (with or without the giving of notice or passage of time or both) constitute a default under, any agreement to which the Company, the Partnership, the Lessee or FelCor is a party, the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement or limited liability company agreement, as the case may be, of the Company, the Partnership or the Lessee, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the Company, the Partnership or the Lessee is a party or to which any of them, any of their respective properties or other assets or any hotel is subject, or any applicable statute, judgment, decree, rule or regulation of any court or governmental agency or body applicable to any of the foregoing or any of their respective properties, or result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of any of the foregoing.

            The foregoing representations and warranties are true and accurate as of the date hereof, or such other date as of which they are deemed to be made, and shall be true and accurate as of the date of the first subscription pursuant to the terms of this Agreement, and shall survive such date; and the representations and warranties set forth in Exhibit B hereto, and paragraphs (a) through (d) above, shall also be true and accurate as of the date of each subsequent Crown Sterling Incremental Purchase, and shall survive each such date.

            8. Registration Rights. Prior to the earlier to occur of the first purchase of Units hereunder and the closing of the Promus Offering, the Company shall enter into with Promus a registration rights agreement in form and substance agreeable to Promus and the Company, providing, among other things, for the following with respect to Common Stock purchased by Promus pursuant to the Promus Offering, Common Stock acquired by Promus pursuant to the Crown Sterling Subscription and Common Stock issued upon redemption of the Units:

                (a) On or before July 1, 1996, the Company shall file and use its best efforts to cause to become effective, a registration statement under the Securities Act of 1933, as amended, and necessary qualifications or registrations under the securities laws covering the resale by Promus of all shares of Common Stock issued to Promus under and pursuant to this Agreement and pursuant to the redemption of any Units issued to Promus under and pursuant to this Agreement. The Company shall use its best efforts to maintain the effectiveness of such registration statement and such qualifications or registrations (except during periods when Promus shall be restricted from selling shares hereunder) until the earlier of (i) such time as all of the shares of Common Stock issuable upon redemption of the Units and pursuant to the Promus Offering have been issued to and sold by Promus, (ii) such time as all remaining shares of Common Stock issuable upon redemption of the Units and pursuant to the Promus Offering have been issued to and may be resold by Promus without restriction under the Securities Act of 1933, as amended, and (iii) December 31, 2000.

                (b) During any consecutive three month period, Promus shall be prohibited, unless the Company shall otherwise consent thereto in writing, from selling more than 3% of the outstanding shares of Common Stock, whether pursuant to said registration statement or otherwise, except in an underwritten public offering in which the managing underwriter is one reasonably acceptable to the Company.

                (c) All expenses of such registration statement, other than any underwriting discounts or commissions or transfer taxes, but including the reasonable fees and expenses of all separate counsel for Promus, shall be borne by the Company.

                (d) (i) Promus shall refrain from the sale of any shares of Common Stock for one or more periods of not more than sixty (60) days following written notice from the Company that the registration statement is not then current, due to the existence of material non-public information disclosure of which would materially adversely affect the business interests of the Company, and prior to Promus' receipt from the Company of written notice that such registration statement is again current, provided that Promus shall not be precluded from effecting sales pursuant to this clause (i) for more than ninety (90) days during any 360-day period.

                     (ii) Following written notice from the Company that it has filed and caused to become effective a registration statement including an offering of shares of Common Stock for sale by the Company to the public in an underwritten public offering, Promus shall enter into agreements with the underwriters of such public offering, substantially in the same form as agreements entered into by the officers and directors of the Company, precluding the sale of Common Stock by Promus for a period not to exceed one hundred eighty (180) days following such notice, provided that Promus was given the opportunity to include its shares for sale in such public offering.

           9. Use of Proceeds. The Company and the Partnership agree with Promus that the proceeds of the sale of Common Stock and/or Units in connection with the Crown Sterling Subscription will be used solely to complete the acquisition by FelCor of the Crown Sterling Hotel Chain pursuant to the Acquisition Documents or, prior to June 30, 1996, as a portion of the purchase price for the Partnership or FelCor to acquire other Qualifying Hotels (provided that a minimum of fourteen (14) of the hotels listed on Exhibit A have been acquired pursuant to the Acquisition Documents).

           10.  Miscellaneous

                     (a) All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to Promus at 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120, Attention: General Counsel, with a copy to the same address,
                Attention: Chief Financial Officer, and to the Company or the Partnership at 5215 N. O'Connor Blvd., Suite 330, Irving, Texas 75039.

                     (b)  NOTWITHSTANDING THE PLACE WHERE THIS
                AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL OF THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED THEREIN.

                     (c)  This Agreement supersedes that certain
                Memorandum of Terms, dated as of September 20, 1995, by and between Promus and the Company, and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing executed by all parties. Promus may assign and transfer its rights and obligations hereunder, and the Common Stock or Units it acquires, to any direct or indirect subsidiary thereof.

                     (d) This Agreement shall inure to the benefit
                of and be binding upon the successors and assigns of the parties hereto.

                     (e) All terms used herein shall be deemed to
                include the masculine and the feminine and the singular and the plural as the context requires. Captions herein are for convenience of reference only and shall not alter or affect the meaning or construction of the paragraphs hereof to which they relate.

                     (f) The parties hereto agree to take all
                actions, including the entering into of any documents, agreements or instruments, or amendments thereof, as may be necessary or appropriate to effectuate the intents and purposes hereof and consummate and make effective the transactions contemplated hereby.

                     (g) Counterparts.  This Agreement may be
                executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first above written.



                               PROMUS HOTELS, INC.,
                               a Delaware corporation

                              By:
                              Name:
                              Title:



                              FELCOR SUITE HOTELS, INC.,
                              a Maryland corporation


                              By:
                              Name:
                              Title:



                              FELCOR SUITES LIMITED PARTNERSHIP,
                              a Delaware limited partnership


                              By:     FELCOR SUITE HOTELS, INC.,
                              a Maryland corporation and its sole
                              general partner


                              By:
                              Name:
                              Title:

                               EXHIBIT A

                       PURCHASE PRICE ALLOCATION
                           October 17, 1995


   LOCATION                   SUITES                  AMOUNT

     Phase I
     Burlingame                  339              $41,004,865
     Mandalay-Beach              249               24,058,551
     Los Angeles Airport         350               26,770,178
     Minneapolis-Airport         311               42,918,886
     Minneapolis-Downtown        218               18,267,959
     Napa                        205               18,548,195
     St. Paul                    210               19,469,864

     Phase II
     Anaheim, CA                 222             $ 17,823,484
     Baton Rouge, LA             224               21,882,805
     Birmingham, AL              242               32,162,141
     Deerfield Beach, FL         224               34,905,960
     Ft. Lauderdale, FL          359               53,833,588
     Miami Airport               314               30,228,707
     Milpitas                    267               28,194,773
     Phoenix                     233               39,767,715
     S. San Francisco            312               35,700,343
                                                 ------------
    TOTAL PURCHASE PRICE                         $485,538,007
                                                 ============

                               EXHIBIT B

                     REPRESENTATIONS & WARRANTIES

     Representations and warranties under the Underwriting Agreement relating to the Public Offering shall be attached hereto and incorporated herein provided that they are satisfactory to Promus. In the event that an Exhibit B which is reasonably satisfactory to Promus has not been attached hereto and incorporated herein prior to the closing of the Public Offering, Promus shall have the right to terminate this Agreement upon written notice to FelCor with no liability to Promus whatsoever.